EXHIBIT 10.4
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 Distribution Agreement between NetFabric and Williams, dated November 29, 2004


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                                    NETFABRIC
                         DOMESTIC DISTRIBUTION AGREEMENT

This Agreement between NETFABRIC CORPORATION, a Delaware corporation with principal offices at 67 Federal Road, Building A, Suite 300, Brookfield, CT, 06804 ("NetFabric") and WILLIAMS TELECOMMUNICATIONS CORP ("Distributor"), a corporation, whose address is 5610 Kennedy Road, Mississaugua, Ontario, L4Z2A9, shall be effective as of the date of execution by NetFabric ("Effective Date").

In consideration of the representations, warranties, covenants and agreements set forth herein and intending to be mutually bound, the parties hereto agree as follows:

1. DEFINITIONS

Capitalized terms shall have the meaning set forth in Exhibit A, attached hereto and incorporated herein by this reference.

2. DISTRIBUTION RIGHTS

     2.1 During the term of this Agreement, NetFabric grants to Distributor the non-exclusive right and license to distribute the Products to Resellers and Customers located in the Territory, as defined on Exhibit A hereto. Pursuant to the terms hereof, NetFabric shall sell to Distributor, and Distributor shall purchase from NetFabric, the Products set forth on Exhibit B hereto ordered by Distributor at the Purchase Prices and upon the Payment Terms described below.

     2.2 NetFabric reserves the right at any time to discontinue the production or distribution of any of its Products, to modify the design of or upgrade its Products or any part of its Products and to change its service, warranty, or other policies, upon thirty (30) days written notice to Distributor.

     2.3 NetFabric also reserves the right to add products to or delete products from Exhibit B upon thirty (30) days written notice to Distributor.

3. PRICE

     3.1 The current Products, Discounts, and Suggested List Prices are set forth on Exhibit B hereto. NetFabric reserves the right to change Exhibit B upon thirty (30) days written notice to Distributor.

     3.2 Payments to NetFabric with respect to all products received by Distributor shall be made by Distributor in US dollars, free of withholding, within thirty (30) days of the date of NetFabric's invoice. Such payment must be a certified check if any preceding check is returned to NetFabric for insufficient funds.

     3.3 NetFabric's prices do not include any foreign, federal, state or local sales, use, value added or other taxes, customs duties, or similar tariffs and fees which NetFabric may be required to pay or collect upon the delivery of the Products or upon collection of the price. Should any tax or levy be made,


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Distributor agrees to pay such tax or levy and indemnify NetFabric for any claim for such tax or levy demanded. Distributor covenants to NetFabric that all Products acquired hereunder will be for redistribution in the ordinary course of Distributor's business, and Distributor agrees to provide NetFabric with appropriate resale certificate numbers and other documentation satisfactory for the applicable taxing authorities to substantiate any claim of exemption from any such taxes or fees.

     3.4 Notwithstanding any other provision in this Agreement to the contrary, Distributor shall not be deemed In default if it withholds any specific amount to NetFabric because of a legitimate dispute between the parties as to that specific amount, pending the resolution of the disputed amount.

4. STOCK BALANCING

Distributor may return Products to NetFabric, including 100% of discontinued Products, as follows: (a) Returns shall be made each quarter, at one time in the month immediately following the end of the quarter; (b) except as may be agreed by the parties, from time-to-time, returns shall not exceed 20% of the previous quarter's purchases; and (c) returns shall be accepted on a dollar-for-dollar reorder basis, as follows: Distributor shall request a Return Merchandise Authorization ("RMA") number, offering offsetting purchase order(s) with a total value equal to or greater than the aggregate purchase price of the Products to be returned. The offsetting purchase order(s) may include one or more orders already placed and not yet shipped, provided such orders were placed in the same month as the RMA request. Upon receipt of the purchase order(s), NetFabric shall issue the RMA number, which must accompany the return shipment. NetFabric agrees not to ship against the offered purchase order(s) until it has approved the RMA. To be eligible for return, Products must be new, unused and in their original, sealed packaging. However, no return will be authorized by NetFabric if, at the time of the requested return, Distributor Is in default or breach of any provision of this Agreement, including failure to comply with any applicable credit terms or delinquency in any payment to NetFabric, subject to Distributor's right of withhold under section 3.4.

5. ORDERS AND SHIPPING

     5.1 Upon receipt of an order by Distributor, NetFabric shall use reasonable efforts to deliver such order to Distributor within ten (10) days of the date of such order. Orders shall be shipped F.O.B. NetFabric In accordance with the Distributor's reasonable instructions. Distributor shall use its best efforts in placing orders at least four (4) weeks in advance of the requested ship date. NetFabric requests that orders be placed at least four (4) weeks in advance of the requested date for shipment but in no event shall any order be placed more than ninety (90) days in advance of the requested ship date. All risk of loss or damage to the Products will pass to Distributor upon delivery by NetFabric to the carrier, freight forwarder, or Distributor, whichever occurs first. NetFabric shall ship orders to Distributor at least as promptly as NetFabric ships any other orders received at or about the same time. Should orders for Products exceed NetFabric's available inventory, NetFabric may allocate its available inventory and make deliveries on a basis NetFabric deems equitable, in its sole discretion, and without liability to Distributor on account of the method of allocation chosen or its implementation. In any event, NetFabric will not be liable for any damages, direct, consequential, special or otherwise, to


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Distributor or to any other person for failure to deliver or for any delay or error In delivery of Products.

     5.2 NetFabric reserves the right to cancel any orders placed by Distributor and accepted by NetFabric or to refuse or delay shipment thereof, if Distributor
(i) fails to make any payment as provided in this Agreement or under the terms of payment set forth in any invoice or otherwise agreed to by NetFabric and Distributor, (ii) fails to meet reasonable credit or financial requirements established by NetFabric, including any limitations on allowable credit, or
(iii) otherwise fails to comply with the terms and conditions of this Agreement. No such cancellation, refusal or delay will be deemed a termination (unless NetFabric so advises Distributor) or breach of this Agreement by NetFabric.

6. MARKETING COLLATERAL, TRAINING AND POS DATA

     6.1 NetFabric agrees to provide reasonable training and sales collateral materials as needed, and to provide sales training for Distributor's staff, at times mutually agreed upon by NetFabric. In addition, NetFabric agrees to provide units of each NetFabric Product at cost for in-house training, resources library and technical support use; such units, as well as any "NFR units (i.e., Products that may not be resold to end users), may not be redistributed for any reason, except for special promotional "NFR" units that are offered to Distributor in exchange for Distributor's purchase of specified Products. Distribution of such Product units in violation of the foregoing will constitute a material breach of this Agreement. When a new Product or new version is released, units of the new Product or new version will also be provided by NetFabric to Distributor.

     6.2 Distributor will provide NetFabric within seven business (7) days alter the end of each calendar month, a written or electronic report and computer media data files, including POS data, (in a format, style and manner approved by NetFabric) showing, for such month, I) Distributor's current inventory levels for each of the Products. From time-to-time, Distributor will provide NetFabric with any other information it may reasonably require regarding the sale of Products.

7. ADVANCE NOTICE

In the event that NetFabric shall sell any additional Product not set forth on Exhibit B which is offered by NetFabric through comparable wholesale distributors. NetFabric shall make reasonable efforts to notify Distributor not less than thirty (30) days in advance of such event and, in any event, at least as quickly as NetFabric notifies any other Distributor.

8. NOTICE

Any notices hereunder to be given by either party to the other shall be in writing and sent by certified mail to each party's address as set forth above, with a courtesy copy to the General Counsel, and sent to the attention of the Senior Buyer or Product Manager as applicable if sent to Distributor, and to the attention of the VP of Sales, if sent to NetFabric.


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9. DEFECTIVE PRODUCTS

     9.1 Distributor will accept and will require its Resellers to accept the return any Product by an end user due to the end user's failure to agree to the terms the End user License accompanying such Products, provided that the disk package of such Product is returned unopened. Distributor may also return any opened units of defective Product which have been returned by end users in accordance with the warranty set forth in the End user License accompanying the Product. Transportation charges for the return of such Products shall be borne by NetFabric. Such returns must be accompanied by a purchase order for replacement Products equal in value to the purchase price paid by Distributor for the returned Products. The offsetting purchase order(s) may include one or more orders already placed and not yet shipped, provided such orders were placed in the same month as the RMA request.

     9.2 NetFabric provides a limited warranty to end users of the Products. Distributor will make no other warranty on NetFabric's behalf. EXCEPT FOR SUCH WARRANTY, THE PRODUCTS ARE PROVIDED WITHOUT WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED. NETFABRIC DOES NOT WARRANT THAT THE FUNCTIONS CONTAINED IN THE PRODUCTS WILL BE UNINTERRUPTED OR ERROR FREE. NETFABRIC DISCLAIMS ALL OTHER WARRANTIES AND CONDITIONS, EITHER EXPRESS OR IMPLIED INCLUDING THE WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

10. INDEMNIFICATION

     10.1 Indemnification of Distributor.

NetFabric agrees that, if notified promptly in writing and given sole control of the defense and all related settlement negotiations, and if Distributor cooperates and provides reasonable assistance, NetFabric will defend Distributor against any claim based on an allegation that (i) a Product supplied hereunder infringes a copyright, trademark, or state trade secret right within the Territory, (ii) a Product supplied hereunder caused property damage or the death of or a personal injury to, any person, arising out of or resulting in any way from any defect in a Product, (iii) NetFabric violated any United States law, statute or ordinance or any United States governmental or administrative order, rule or regulation with regard to the Product or its manufacture, possession, use or sale or (iv) arises from NetFabric's acts, omissions or misrepresentations with respect to the Products to the extent that NetFabric would have been found liable by a court if the claim had been made directly against NetFabric. NetFabric will pay any resulting costs, damages and attorneys' fees finally awarded by a court with respect to any such claims. Distributor agrees that, if the Products in the inventory of Distributor, or the operation thereof, become, or in NetFabric's opinion are likely to become, the subject of such a claim, Distributor will permit NetFabric, at NetFabric's option and expense, to, among other things, procure the right for Distributor to continue marketing and using such Products, or to replace or modify them so that they become non-infringing. If neither of the foregoing alternatives is available on terms that NetFabric in its sole discretion deems reasonable, Distributor will return such Products on written request from NetFabric. NetFabric will grant Distributor a credit equal to the price paid by Distributor for such returned Products, as adjusted for discounts, returns and credits actually given, provided that such returned Products are in an undamaged condition. NetFabric will have no obligation to Distributor with respect to


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infringement of patents, copyrights, trademarks or trade secrets or other proprietary rights beyond that stated in this Section 10.1

     10.2 Indemnification of NetFabric

Distributor agrees to indemnify and hold harmless NetFabric, its affiliates, employees and agents, against any and all claims and liabilities (including reasonable, attorney's fees and costs of litigation) arising from Distributor's acts, omissions or misrepresentations, regardless of the form of action.

11. TERM AND TERMINATION

     11.1 Unless this Agreement is terminated as provided below, the rights and obligations of Distributor and NetFabric hereunder shall be effective for a term of one year from the effective date and will automatically renew, for additional one-year terms, upon each anniversary of the effective date.

     11.2 Either party hereto may terminate this Agreement upon (a) thirty (30) days written notice to the other following any material breach or omission by the other with respect to any term, representation, warranty, condition, or covenant hereof and (b) the failure of such other party to cure such breach or omission prior to the expiration of such thirty (30) day period, provided that in the event Distributor defaults in any payment due NetFabric such notice period prior to termination will be reduced to ten (10) days.

     11.3 Distributor or NetFabric may terminate this Agreement at will, at any time during the term of this Agreement, with or without cause, by written notice given to the other party not less than ninety (90) days prior to the effective date of such termination.

     11.4 Upon termination or expiration of this Agreement, Distributor shall submit to NetFabric within ten (10) days after the effective date of termination or expiration, a list of all Products in Distributor's inventory. If NetFabric terminates this Agreement in accordance with Section 11.3 or if Distributor terminates this Agreement in accordance with Section 11.2, NetFabric shall repurchase all such Products, if they are in new and original condition. If Distributor terminates this Agreement in accordance with Section 11.3 or if NetFabric terminates this Agreement in accordance with Section 11.2, NetFabric may, at its option, repurchase any such Products, if they are in new and original condition. In such case, NetFabric will pay Distributor the actual price Distributor paid for such Products, subtracting any amounts then owing to NetFabric.

     11.5 In the event NetFabric issues a notice of termination due to Distributor's breach of this Agreement, NetFabric will be entitled to reject all or part of any orders received from Distributor after notice but prior to the effective date of termination. In the event a notice of termination is issued by either party, NetFabric may limit monthly shipments to Distributor during the notice period to Distributor's average monthly shipments from NetFabric during the twelve (12) months prior to the date of notice of termination. Notwithstanding any credit terms made available to Distributor prior to the date of a termination notice, any Products shipped thereafter will be paid for by certified or cashier's check prior to shipment. The due dates of all outstanding invoices to Distributor for the Products will be accelerated automatically so they become due and payable on the effective date of termination, even if longer


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terms had been provided previously. All orders or portions thereof remaining unshipped as of the effective date of termination will automatically be canceled and any unused MDF will be forfeited.

     11.6 DISTRIBUTOR AND NETFABRIC EACH WAIVE ANY RIGHT IT MAY HAVE TO RECEIVE ANY COMPENSATION OR REPARATIONS ON TERMINATION OR EXPIRATION OF THIS AGREEMENT IN ACCORDANCE WITH ITS TERMS.

     11.7 The termination or expiration of this Agreement shall not affect any rights of either party with respect to any breach of this Agreement, any rights under Section 10 (Indemnification) hereof or Distributor's rights to market and promote Distributor's inventory of Products as provided in Section 11.4 above. In addition the following Sections shall survive any termination of this
Agreement: 3.3, 4, 9.1, 9.2, 11.6, 12, 13, 14.5 and 14.7.

12. LIMITATION OF LIABILITY

     12.1 NOTWITHSTANDING ANY OTHER PROVISION IN THIS AGREEMENT OR OTHERWISE, NEITHER PARTY SHALL BE LIABLE TO THE OTHER OR TO AN END-USER UNDER ANY THEORY FOR ANY INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING DAMAGES FOR LOSS OF BUSINESS OR LOSS OF PROFITS) OR THE COST OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES, EVEN IF THAT PARTY OR ITS REPRESENTATIVES HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

     12.2 No action arising out of or related to this Agreement, regardless of form, may be brought by Distributor more than one (1) year after the cause of action has accrued.

13. TRADEMARKS, TRADE NAMES AND COPYRIGHTS

     13.1 During the term of this Agreement, Distributor is authorized by NetFabric to use the trademarks NetFabric uses for the Products solely in connection with Distributor's advertisement, promotion and distribution of the Products. Distributor's use of such trademarks and logos will be in accordance with NetFabric's policies in effect from time to time, including but not limited to trademark usage policies.

     13.2 As both a covenant by Distributor and a condition of NetFabric's authorization of Distributor's distribution, Distributor will include on each copy of any materials that it creates regarding or referring to the Products all trademark, copyright and other notices of proprietary rights Included by NetFabric on the Products or requested to be so included by NetFabric from time to time. Distributor agrees not to alter, erase, deface or obscure any such notice on anything provided by NetFabric.

     13.3 Distributor has paid no consideration for the use of NetFabric's trademarks, logos, copyrights, trade secrets, trade names or designations, and nothing contained in this Agreement will give Distributor any interest in any of them. Distributor acknowledges that NetFabric owns and retains all copyrights and other proprietary rights in all the Products, and agrees that it will not at any time during or after this Agreement assert or claim any interest In or do anything that may adversely affect the validity or enforceability of any trademark, trade name, trade secret, copyright or logo belonging to or licensed


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to NetFabric (including, without limitation, any act, or assistance to any act, which may infringe or lead to the Infringement of any copyright in the Products) or attempt to grant any right therein. Distributor agrees not to attach any additional trademarks, logos, trade designations or other legends to any Product without the prior written consent of NetFabric. Distributor further agrees not to affix any NetFabric trademark, logo or trade name to any non-NetFabric product.

     13.4 Except to the extent permitted pursuant to Section 11.4 hereof, upon expiration or termination of this Agreement, Distributor will forthwith cease all display, advertising and use of all NetFabric names, marks, logos and designations and will not thereafter use, advertise or display any name, make or logo which is, or any part of which is, similar to or confusing with any such designation associated with any Product.

     13.5 Distributor agrees to cooperate without charge in NetFabric's efforts to protect Its proprietary rights. Distributor agrees to notify NetFabric of any breach of NetFabric's proprietary rights that comes to Distributor's attention.

14. OTHER TERMS AND PROVISIONS

     14.1 Product Discontinuation. NetFabric shall provide Distributor with thirty (30) days written notice prior to discontinuation of any Product. Distributor may return such discontinued Products in accordance with Section 4 hereof.

     14.2 This Agreement and the Exhibits A and B attached hereto contain all the Agreements, understanding, representations, conditions, warranties and covenants, and constitutes the sole and entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior communications or agreements, written or oral. This Agreement may not be released or modified except by the mutual written consent of both Distributor and NetFabric as attested to by an instrument signed by an officer of each of them.

     14.3 NetFabric and Distributor are each independent entities and neither party shall be, nor represent itself to be, a franchisor, franchisee, joint venturer, partner, master, servant, principal, agent or legal representative of the other party for any purpose whatsoever.

     14.4 If any provision of this Agreement is declared invalid or unenforceable, the remaining provisions of this Agreement shall remain in full force and effect.

     14.5 All terms, conditions, or provisions which may appear as preprinted language or otherwise be inserted within any purchase order, confirmation or Invoice for any Product shall be of no force (unless mutually agreed upon by both parties) and effect notwithstanding the execution of such purchase order or other document subsequent to the date of this Agreement.

     14.6 The rights and liabilities of the parties hereto will bind and inure to the benefit of their respective assignees, successors, executors and administrators, as the case may be; provided, that, as the license from NetFabric hereunder is personal to Distributor, Distributor may not sublicense, assign or transfer any of its rights, privileges or obligations hereunder either in whole or In part, without the prior written consent of NetFabric. Nor shall an assignment or transfer of the Agreement and the licenses granted herein be affected by operation of law, such as for example, by merger, consolidation,


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sale of the business or assets, or by acquisition of a majority of the voting stock of Distributor by a third party, without the prior written consent of NetFabric. NetFabric, in a like manner, shall not assign nor transfer the Agreement without the prior written consent of Distributor. However, NetFabric may assign this Agreement, without prior consent of Distributor, to a third party through merger, acquisition or purchase of all or substantially all of the securities or assets of NetFabric. Any attempted assignment in violation of the provisions of this Section 14.6 will be void.

     14.7 In the event any litigation is brought by either party in connection with this Agreement, the prevailing party in such litigation will be entitled to recover from the other party all the costs, attorney's fees and other expenses incurred by such prevailing party in the litigation.

     14.8 Waiver by either Distributor or NetFabric of one or more terms, conditions, or defaults of this Agreement shall not constitute a waiver of the remaining terms and conditions or of any future defaults of this Agreements.

     14.9 The validity, interpretation and performance of this Agreement shall be controlled by and construed under the laws of the State of New York excluding that body of laws controlling conflict of laws.


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NETFABRIC, INC.                          DISTRIBUTOR

By:  /s/ Jeff Robinson                   By:  /s/ Jim Williams
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Name:  Jeff Robinson                     Name:  Jim Williams
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Title: President                         Title: President
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Date:  Nov. 29, 2004                     Date:  Nov. 26, 2004
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                                    EXHIBIT A

For the purpose of this Agreement, the following terms shall have the meanings set forth below:

     1. "Discounts" shall mean the discounts set forth in Exhibit B from the Suggested List Price of such Product.

     2. "Distributor" shall mean Distributor and any parent, subsidiary or affiliated corporations it may have during the term hereof, and any person or entity purchasing Products from NetFabric for sale to Retailers.

     3. "Intellectual Rights" shall mean any rights relating to any trademark, trade name, service mark, copyright, trade secret, invention, industrial model, patent, process, technology, know-how or design.

     4. "Inventory" shall mean at anytime all units of Product (a) in Distributor's inventory, (b) ordered by Distributor but not yet received by Distributor at such time, or (c) returned by Resellers to Distributor within 180 days of such time.

     5. "Payment Terms" relating to any Product shall mean "net 30", defined as requiring payment to arrive in NetFabric's account by the 30th calendar day after NetFabric ships the Product.

     6. "Purchase Price" of any Product shall mean the difference between (a) the applicable Suggested List Price, and (b) the product of the applicable Discount and Suggested List Price of such Product.

     7. "Resellers" shall mean persons or entities who purchase Products from Distributor and resell Product to end-users. "Customers" shall mean persons or entities who purchase Products from Distributor for their own use.

     8. "Return Price" for any unit of Product shall mean the amount originally billed Distributor for such unit less any rebates or amounts under Section 2.2 with respect to such unit actually paid or credited by NetFabric to Distributor.

     9. "Suggested List Price" of any Product shall mean the retail sales price of such Product as suggested by NetFabric to retailers and set forth in Exhibit B.

     10. "Territory" means the United States, Canada and Mexico.


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